UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 8, 2008 (August 5, 2008)

American Defense Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53092	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY  11801
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement

On or about August 1, 2007, American Defense Systems, Inc. (the “Company”) entered into a one-year Independent Consulting Agreement (the “Consulting Agreement”) with Richard Torykian (“Torykian”), pursuant to which Torykian agreed to provide consulting services with respect to business opportunities and marketing strategies of the Company.  The Consulting Agreement has previously been filed as Exhibit 10.21 to Amendment No. 2 to the Company’s registration statement on Form 10, filed with the SEC on April 11, 2008.  Mr. Torykian is and has been a member of the Company’s Board of Directors since December, 2007.

On August 5, 2008, the Company and Torykian entered into an amendment to the Consulting Agreement (the “Amendment”) which is effective as of July 23, 2008.  The Amendment clarifies that the Company will pay to Torykian an award fee of 5% of the fees paid to the Company by a customer under a contract or subcontract obtained by the Company in which (1) Torykian initiated the relationship between the Company and the customer under such contract or subcontract or (ii) any person first introduced by Torykian to the Company initiated such relationship between the Company and the customer (each, a “Qualifying Contract”).  As of the effective date of the Amendment, the Company had not entered into any Qualifying Contracts.  In addition, the Company has agreed to pay a one time fee of $99,999 representing consulting fee adjustments for 2007 and as payment of quarterly fees for the first two quarters of 2008, a quarterly fee of $25,000 and an option to purchase 175,000 shares of the Company’s common stock with an exercise price equal to the fair market value of a share of the Company’s common stock on each July 31 during the term of the Consulting Agreement.  The Consulting Agreement, as amended by the Amendment, will be effective until July 31, 2011 unless earlier terminated by either party.

Item 9.01                     Financial Statements and Exhibits.

(c)                                                          Exhibits

99.1                                                   Amendment No.1 to Independent Consulting Agreement, effective July 23, 2008, between Richard Torykian and American Defense Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 8, 2008

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Chief Financial Officer